Exhibit 99.1

                      Baker Reports 2003 Financial Results

    PITTSBURGH, March 9 /PRNewswire-FirstCall/ -- Michael Baker Corporation (Amex: BKR) today reported its financial results for the fourth quarter and full year of 2003.
    For the full year, the company achieved net income of $2.1 million, or $0.25 per diluted share, on total contract revenues of $426 million, compared with net income of $9.6 million, or $1.12 per diluted share, on total contract revenues of $405 million in 2002. Income from operations in 2003 was $6.4 million, compared to $17.2 million in year 2002. The decline in year-over-year earnings is attributable primarily to several factors that were reported on throughout the year, including: the overall mix of project work in the Energy segment, which yielded relatively lower margins; costs related to the company's new information systems; increased medical and insurance costs; and higher net interest expense.
    The company's Engineering and Energy business segments' total contract revenues for the year were $251 million and $175 million, respectively, compared with the $243 million and $163 million reported in 2002. Operating income in the Engineering and Energy segments for 2003 was $6.4 million and $1.3 million, respectively, compared to $10.3 million and $6.6 million in 2002. Operating income before corporate overhead allocations in the Engineering segment increased 12 percent compared to the prior year, while operating income before corporate overhead in the Energy business declined 44 percent relative to 2002. Engineering's 2002 operating income included the adverse impact of the litigation settlement with LTV, which occurred during the fourth quarter. Energy's operating income decrease was the result of the project mix mentioned above, represented by the 70 percent decline in OPCO-related revenue, and higher than anticipated startup costs for the two onshore Managed Services contracts initiated during the year with Huber Energy. Operating margins for these businesses before corporate overhead allocations were 7.1 percent for Engineering and 3.0 percent for Energy in 2003, compared to 6.6 percent and 5.8 percent, respectively, in 2002. The margin decline in Energy is due mainly to the segment's operating loss in the 2003 fourth quarter, which resulted from the startup costs mentioned previously, higher insurance costs, and costs associated with an organizational restructuring.
    Net interest expense for 2003 was ($783,000) compared to a net interest gain of $201,000 in 2002. In this connection, the company repaid $7.0 million of long-term debt during the 2003 fourth quarter, to a year-end level of $13.5 million.
    Total backlog for the Engineering and Energy businesses at year-end 2003 was $721 million, compared to $545 million at year-end 2002. The increase is attributable primarily to the Energy segment's addition of the two new four-year onshore Managed Service contracts with Huber Energy, and the renewal of a five-year operations and maintenance contract in Thailand. Engineering backlog increased five percent in the year-over-year comparison.
    In fourth quarter 2003, the company recorded net income of $890,000, or $0.11 per diluted share, on total contract revenues of $116 million, compared with a net loss of ($2.0) million, or ($0.24) per diluted common share, on total contract revenues of $102 million for fourth quarter 2002.
    "The year 2003 was a challenging one for Baker - disappointing with regard to the short term, but encouraging for the longer term," Donald P. Fusilli, Jr., president and chief executive officer, said. "Our new information infrastructure is now in place and we are expecting to achieve operating improvement. We also are well positioned to greatly expand our work in the Federal sector as a result of our marketing and sales efforts in 2003. Additionally, we are nearing the execution of our $750 million program management contract with FEMA, and are closely examining our Energy operations to control our costs and position the segment to more aggressively pursue higher margin, Managed Service agreements onshore and with the new breed of property owners in the Gulf of Mexico." He added that the company expects to provide revenue and earnings guidance for 2004 in conjunction with the completion of negotiations on the FEMA contract.
    Michael Baker Corporation ( www.mbakercorp.com ) provides engineering and energy expertise for public and private sector clients worldwide. The firm's primary services include engineering design for the transportation and civil infrastructure markets, operation and maintenance of oil and gas production facilities, architecture, environmental services, and construction management for building and transportation projects. Baker has more than 4,400 employees in over 30 offices across the United States and internationally.

    (The above information includes certain forward looking statements concerning future operations and performance of the Company. Forward looking statements are subject to market, operating and economic risks and uncertainties that may cause the Company's actual results in future periods to be materially different from the performance suggested above. Factors that may cause such differences include, among others: increased competition; increased costs; changes in general market conditions; changes in anticipated levels of government spending on infrastructure; and changes in loan relationships or sources . Such forward looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.)

     FINANCIAL SUMMARY
     (Unaudited)
     Fourth Quarter Operating Results
     (In thousands, except earnings per share)      2003               2002
                                                    ----               ----
     Total contract revenues                      $115,548           $102,382
     Gross profit                                  $16,357             $9,139
     Income/(loss) from operations                  $2,645            $(2,932)
     Income/(loss) before taxes                     $2,469            $(2,739)
     Net income/(loss)                                $890            $(2,010)
     Weighted average shares outstanding:
         Basic                                       8,320              8,384
         Diluted                                     8,398              8,457
     Net income/(loss) per share:
         Basic                                       $0.11             $(0.24)
         Diluted                                     $0.11             $(0.24)
    --------------------------------------------------------------------------

     Twelve Month Operating Results
     (In thousands, except earnings per share)      2003               2002
                                                    ----               ----
     Total contract revenues                      $425,983           $405,264
     Gross profit                                  $61,104            $65,249
     Income from operations                         $6,361            $17,227
     Income before taxes                            $4,920            $17,394
     Net income                                     $2,066             $9,566
     Weighted average shares outstanding:
         Basic                                       8,324              8,351
         Diluted                                     8,384              8,515
     Net income per share:
         Basic                                       $0.25              $1.15
         Diluted                                     $0.25              $1.12
    --------------------------------------------------------------------------

                    For the quarter ended Dec. 31   For the year ended Dec. 31
                             2003         2002          2003        2002
                   -----------------------------------------------------------
    Engineering
    Revenue                 $67.6        $61.0        $250.6       $242.6
    Income/(loss) from
     operations
     pre-Corporate overhead   6.9         (0.9)         17.9         16.0
    Less: Corporate overhead (2.8)        (1.2)        (11.5)        (5.7)
    ----------------------------------------------------------------------
    Income/(loss) from
     operations               4.1         (2.1)          6.4         10.3
    ----------------------------------------------------------------------
    Energy
    Revenue                  47.9         41.3         175.4        162.6
    Income/(loss) from
     operations
     pre-Corporate overhead  (0.1)         0.7           5.3          9.5
    Less: Corporate overhead (1.0)        (0.6)         (4.0)        (2.9)
    ----------------------------------------------------------------------
    Income/(loss) from
     operations              (1.1)         0.1           1.3          6.6
    ----------------------------------------------------------------------
    Non-Core
    Revenue                      -         0.1             -          0.1
    Income/(loss) from
     operations pre-Corporate
     overhead                (0.2)        (0.5)          0.1          3.5
    Less: Corporate overhead    -          0.1             -         (2.3)
    ----------------------------------------------------------------------
    Income/(loss) from
     operations              (0.2)        (0.4)          0.1          1.2
    ----------------------------------------------------------------------
    Total reportable segments
    Revenues                115.5        102.4         426.0        405.3

    Income/(loss) from
     operations pre-Corporate
     overhead                 6.6         (0.7)         23.3         29.0
     Less: Corporate
      overhead               (3.8)        (1.7)        (15.5)       (10.9)
    ----------------------------------------------------------------------
    Income/(loss) from
     operations               2.8         (2.4)          7.8         18.1
    ----------------------------------------------------------------------
    ----------------------------------------------------------------------
    Other Corporate/
     Insurance expense       (0.2)        (0.5)         (1.4)        (0.9)
    ----------------------------------------------------------------------
    ----------------------------------------------------------------------
    Total Company -
     Income/(loss) from
     operations              $2.6        $(2.9)         $6.4        $17.2
    ----------------------------------------------------------------------
      Backlog
     (In thousands)                              At 12/31/03       At 12/31/02
                                                 -----------------------------
      Total                                        $720,700          $545,200
    --------------------------------------------------------------------------

     Condensed Balance Sheet
     (In thousands)                             At 12/31/03        At 12/31/02
                                                ------------------------------
     ASSETS
     Cash and cash equivalents                      $3,104             $9,885
     Receivables, net                               75,790             65,742
     Costs in excess of billings                    51,620             29,723
     Prepaid expenses and other                      9,899              6,220
    --------------------------------------------------------------------------
         Total current assets                      140,413            111,570
     Property, plant and equipment, net             17,402             17,459
     Goodwill and other intangible assets, net       9,233              9,519
     Other assets                                    6,355              6,549
    --------------------------------------------------------------------------
         Total assets                             $173,403           $145,097
    --------------------------------------------------------------------------
     LIABILITIES & SHAREHOLDERS' INVESTMENT
     Accounts payable                              $22,109            $20,373
     Accrued compensation and insurance             25,618             20,977
     Other accrued expenses                         20,464             25,009
     Billings in excess of costs                    16,611              4,191
    --------------------------------------------------------------------------
         Total current liabilities                  84,802             70,550
     Long-term debt                                 13,481                  -
     Other liabilities                               2,539              3,128
    --------------------------------------------------------------------------
         Total liabilities                         100,822             73,678
    --------------------------------------------------------------------------
     Common Stock and Series B Common Stock          8,711              8,694
     Additional paid-in capital                     38,298             38,146
     Retained earnings                              29,477             27,411
     Other comprehensive loss                         (912)              (569)
     Unearned compensation                             (40)                 -
     Less - Treasury shares                         (2,953)            (2,263)
    --------------------------------------------------------------------------
         Total shareholders' investment             72,581             71,419
    --------------------------------------------------------------------------
         Total liabilities &
          shareholders' investment                $173,403           $145,097
    --------------------------------------------------------------------------

SOURCE  Michael Baker Corporation
    -0-                             03/09/2004
    /CONTACT: David Higie of Michael Baker Corporation, +1-412-269-6449/ /Photo: http://www.newscom.com/cgi-bin/prnh/20020605/BAKERLOGO
             AP Archive:  http://photoarchive.ap.org
             PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.mbakercorp.com /
    (BKR)
CO:  Michael Baker Corporation
ST:  Pennsylvania
IN:  CST OIL
SU:  ERN